Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Schlumberger Announces First Quarter 2003 Results

NEW YORK, April 22, 2003 — Schlumberger Limited (NYSE: SLB) reported today first quarter 2003 operating revenue of $3.34 billion and net income of $149 million.

Earnings from continuing operations were $0.26 per share. This compares to $0.28 per share last year, a 7% decrease.

Oilfield Services revenue of $1.98 billion decreased 1% versus the fourth quarter of 2002, but increased 4% compared to the first quarter of last year. Pretax operating income was $315 million, increases of 14% sequentially and 3% year-on-year.

WesternGeco revenue of $307 million decreased 8% versus the fourth quarter of 2002, and 20% compared to the first quarter of last year. Pretax operating income broke even compared to $6 million in the fourth quarter of last year, and $47 million in the first quarter of last year.

SchlumbergerSema revenue of $793 million decreased 2% sequentially, but was up 12% year-on-year. Pretax operating income was $15 million, a decrease of 55% sequentially, and an increase of $14 million year-on-year.

Chairman and CEO Andrew Gould commented: “The first-quarter results confirmed the directions outlined earlier this year with improvements in performance in a number of key areas. Oilfield Services in North America saw an upturn in natural gas drilling in response to record low levels of gas in storage, while strong activity in Mexico, Russia and parts of the Middle East largely offset the continuing weakness in Venezuela and Nigeria.

Elsewhere, the WesternGeco restructuring that halted unprofitable activities and implemented cost reduction measures allowed operations to break even on sharply lower revenues, while Q technology generated significant client interest that will strengthen marine activity in the coming months.

Considerable progress was made in the definition of the SchlumbergerSema Energy IT services, and the contracts won during the quarter clearly illustrate the opportunities that are available. Overall, results at SchlumbergerSema met expectations in what is typically the slowest quarter of the year for IT services.

Looking forward, outside North America activity levels will remain uncertain until the global economic environment improves the outlook for energy demand.”

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.

Press Release (continued)

Consolidated Statement of Income (Unaudited)

(Stated in thousands except per share amounts)
	Three Months
For Periods Ended March 31	2003	2002
Revenue
Operating	$3,343,344	$3,256,198
Interest and other income(1)	29,658	33,837

	3,373,002	3,290,035

Expenses
Cost of goods sold and services(2)	2,650,073	2,561,594
Research & engineering	162,362	159,658
Marketing	94,562	95,585
General	159,231	160,631
Interest	92,863	82,253

	3,159,091	3,059,721

Income from continuing operations before taxes and minority interest	213,911	230,314
Taxes on income	68,998	63,972

Income from continuing operations before minority interest	144,913	166,342
Minority interest(2)	4,249	(6,494)

Income from Continuing Operations	149,162	159,848
Income from Discontinued Operations	—	12,624

Net Income	$149,162	$172,472

Basic and Diluted Earnings Per Share:
Income from Continuing Operations	$0.26	$0.28
Income from Discontinued Operations	—	0.02

Net Income	$0.26	$0.30

Average shares outstanding	582,209	576,306
Average shares outstanding
assuming dilution	583,981	581,104
Depreciation and amortization included in expenses(3)	$386,512	$361,250

1)	Includes interest income of $14 million (2002—$18 million).
2)	The first quarter of 2002 includes a $29 million charge (pretax $30 million and minority interest credit of $1 million) related to the financial/economic crisis in Argentina ($0.05 per share).
3)	Including multiclient seismic data costs.

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.

Press Release (continued)

Condensed Balance Sheet (Unaudited)

(Stated in thousands)
Assets	Mar. 31, 2003	Dec. 31, 2002
Current Assets
Cash and short-term investments	$1,470,273	$1,736,016
Other current assets	5,634,867	5,449,424

	7,105,140	7,185,440
Fixed income investments, held to maturity	380,000	407,500
Fixed assets	4,523,859	4,663,756
Multiclient seismic data	1,020,473	1,018,483
Goodwill	4,304,346	4,229,993
Other assets	1,910,062	1,930,023

	$19,243,880	$19,435,195

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,374,340	$4,580,762
Estimated liability for taxes on income	619,811	625,058
Bank loans and current portion of long-term debt	1,022,714	1,135,533
Dividend payable	109,825	109,565

	6,126,690	6,450,918
Long-term debt	6,145,557	6,028,549
Postretirement benefits	565,349	544,456
Other liabilities	243,186	251,607

	13,080,782	13,275,530
Minority interest	554,886	553,527
Stockholders’ Equity	5,608,212	5,606,138

	$19,243,880	$19,435,195

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.

Press Release (continued)

Net Debt (Unaudited)

Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Details of the Net Debt follows:

(Stated in millions)
First Quarter	2003
Net Debt, beginning of period	$(5,021)
Net income	149
Depreciation and amortization	387
Change in working capital	(490)
Capital expenditures	(274)
Dividends paid	(109)
Employee stock option plan	3
Other	116
Translation effect on net debt	(79)

Net Debt, end of period	$(5,318)

(Stated in millions)
Components of Net Debt	Mar. 31, 2003	Dec. 31, 2002
Cash & short-term investments	$1,470	$1,736
Fixed income investments, held to maturity	380	408
Bank loans and current portion of long-term debt	(1,023)	(1,136)
Long-term debt	(6,145)	(6,029)

	$(5,318)	$(5,021)

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.

Press Release (continued)

Business Review

(Stated in millions)	First Quarter
	2003	2002(2)	% chg
Oilfield Services
Operating Revenue	$1,977	$1,903	4%
Pretax Operating Income(1)	$315	$307	3%

WesternGeco
Operating Revenue	$307	$385	(20)%
Pretax Operating Income(1)	$—	$47	—%

SchlumbergerSema
Operating Revenue	$793	$706	12%
Pretax Operating Income(1)	$15	$1	—%

Other(3)
Operating Revenue	$342	$320	7%
Pretax Operating Income(1)	$3	$(3)	—%

1)	Pretax operating income represents income before taxes and minority interest, excluding interest income, interest expense and amortization of intangibles.
2)	The first quarter of 2002 excludes an aggregate $30 million charge related to the financial/economic crisis in Argentina.
3)	Principally comprises the Cards, Terminals, Meters North America and NPTest activities.

Oilfield Services

(Excluding WesternGeco)

First quarter Oilfield Services revenue of $1.98 billion decreased 1% sequentially, but increased 4% year-on-year. This contrasted with M-I rig count growth of 12% sequentially and 11% year-on-year.

Pretax operating income of $315 million rose 14% sequentially and 3% year-on-year. Savings from restructuring programs initiated in Europe and Africa the previous quarter and the recovery following the storms in the Gulf of Mexico, coupled with exceptional growth in Drilling & Measurements contributed to the sequential increase.

North America

Revenue in North America increased 8% sequentially and 6% year-on-year to $595 million. M-I rig count growth of 22% sequentially and 19% year-on-year did not substantially impact onshore revenue growth due to the natural lag effect and ‘trough’ pricing, particularly in pressure pumping. Offshore, Wireline and Drilling & Measurements achieved double-digit sequential increases in Gulf of Mexico revenues versus a reduced rig count. Pretax operating income of $73 million showed a healthy 30% sequential growth, but decreased 9% year-on-year. The sequential improvement was primarily related to the colder than usual winter weather, which propelled the high seasonal upswing in Canada, where rig count rose 68% sequentially and 18% year-on-year, coupled with improved offshore performance.

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.

Press Release (continued)

Premium technology offerings in cementing also contributed to the results, and PowerDrive* rotary steerable activity was particularly strong on deepwater delineation projects due in part to this technology’s capacity for real-time transmission of MWD/LWD information.

Reflecting the growing demand for Integrated Project Management services, Schlumberger signed a 20-year performance-based production management agreement with Dunhill Exploration and Production, LLC to manage operations and maintenance of fields acquired by Dunhill in the Gulf of Mexico and US lower 48 states.

Latin America

Revenue of $290 million decreased 17% sequentially and 11% year-on-year, in contrast to the M-I rig count increase of 1% sequentially and 4% year-on-year. Overall results were largely impacted by the ongoing political turmoil in Venezuela, which also drove the country’s rig count down 43% sequentially and 56% year-on-year. Pretax operating income of $34 million decreased 34% sequentially and 14% year-on-year.

The declines in Venezuela were partially mitigated by sustained growth in offshore and onshore activity in Mexico, where the rig count increased 15% sequentially and 55% year-on-year in response to higher domestic demand for natural gas and light oil, which is spurring PEMEX’s commitment to develop its national resources. Reflecting this trend, PEMEX awarded Schlumberger a four-year, $500 million integrated oilfield services project in partnership with ICA Fluor Daniel; a two-year $60 million information management solution contract which is shared with SchlumbergerSema and representative of the future direction for its Energy IT services offering; and an IndigoPool project to host multiple service contract data rooms.

Europe/CIS/West Africa

Revenue of $588 million decreased 1% sequentially and increased 6% year-on-year, outpacing the M-I rig count, which dropped 2% sequentially and 11% year-on-year. Pretax operating income of $100 million showed a healthy 54% sequential and 2% year-on-year increase primarily due to generally improved GeoMarket activity, as well as savings generated from restructuring efforts.

The Russia, West & South Africa and Scandinavia GeoMarkets recorded the strongest revenue growth both sequentially and year-on-year, with increased demand for fracturing and completions services especially strong in Russia.

North Sea activity benefited from premium technology and superior service quality. In particular, PowerDrive rotary steerable systems not only doubled operating performance but were available for short-notice deployment in response to increasing client needs.

Contract wins during the quarter included the renewal of the Shell Europe and North Sea agreement for Drilling & Measurements and Wireline, a three-year contract that is valued at approximately $200 million with an option to renew.

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.

Press Release (continued)

Middle East & Asia

Despite the war in Iraq and relative softness across Asia, revenue of $489 million showed a modest 4% sequential growth, and robust 10% year-on-year increase, outpacing the M-I rig count, which rose 1% sequentially and 6% year-on-year. Settlement of revised contract pricing improved revenue by $9 million. Pretax operating income of $116 million remained flat sequentially but increased 11% year-on-year.

Operations in the Saudi Arabia, India and Australia GeoMarkets showed improved revenue both sequentially and year-on-year. There was high demand for Well Services, Drilling & Measurements and, particularly, Wireline technologies, which showed very strong growth across the entire area. This was partially offset by reduced activity in Brunei, Malaysia and the Philippines.

New technologies deployed in China during the quarter included the Q-Borehole system. Run on the Yumen field in an offset vertical seismic profile application, the results were processed in real time at the well site and identified the proximity of granite formations that enabled the client to review and change drilling plans accordingly.

Highlights

•	Slavneft activated a master services agreement covering well construction and production enhancement. Schlumberger will be directly involved in a horizontal and directional drilling program; and will also provide the full range of reservoir stimulation and production enhancement services for new and existing wells.

•	The Kuwait Oil Company awarded Schlumberger a five-year contract for an enterprise-wide integrated solution with secure, single point portal access.

•	Yukos awarded NExT – a joint venture between Schlumberger, Heriot Watt, Texas A&M University and the University of Oklahoma – a Skills Assessment contract to build skills matrices, assessment tools, perform assessments and prepare a training plan based on identified skills gaps.

•	ChevronTexaco is partnering with Schlumberger for well completion and productivity activities related to development of five new strategic ultra high pressure projects in Tahiti – covering subsea intervention, surface well test, drill stem testing, tubing conveyed perforating, downhole permanent pressure monitoring and formation isolation valve.

•	Schlumberger established its new Global Drilling Technology Center in the UK as the company’s base for drilling technology development programs.

WesternGeco

Revenue of $307 million decreased 8% sequentially and 20% year-on-year. Pretax operating income broke even for the quarter, but included a $7 million provision for a contract loss in Mexico. Flat multiclient sales and declines in other product lines contributed to the year-on-year revenue results, while sequential results were impacted by strong land activity in Alaska, Mexico and Africa GeoMarkets; flat data processing activity; and decreased multiclient and marine sales.

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.

Press Release (continued)

Including multiclient pre-commitments, total backlog at the end of the first quarter of 2003 stood at $325 million. The marine seismic backlog stayed relatively strong in the Asia/Pacific, and the North Sea firmed up with Q capacity almost fully booked for the 2003 season. Both the land and data processing backlog remained strong, the former predominantly in the Middle East.

Pricing across all business segments remained flat for conventional marine, land and data processing activity. However, Q-Marine continued to command significant pricing premiums as a result of the added value obtained from the delivered product. Additionally, the restructuring effort announced in the fourth quarter of 2002 was completed during the current quarter with thirteen land crews and three 3D vessels decommissioned. Expected annualized cost savings are in the order of $200 million.

During the quarter, Statoil awarded WesternGeco a contract for the world’s first 4D Q-Reservoir* survey on the Norne Field; and other wins included two significant contracts for Q technology in Angola and Norway.

SchlumbergerSema

Revenue of $793 million in the first quarter decreased 2% sequentially, but increased 12% year-on-year. The year-on-year improvement was mainly due to the strengthening of European currencies again the US dollar and the continuing growth of the UK public sector favored by the development of e-government projects. The sequential decrease was principally related to the first quarter seasonal slowdown in IT services spending, partially offset by the favorable affect of the strengthening of European currencies against the US dollar.

Pretax operating income of $15 million decreased $18 million, or 55%, sequentially mainly due to lower activity resulting from seasonality, lower daily rates in Western Europe, the depressed IT industry in France and the decline in telecommunications activity in Eastern Europe. However, the $14 million year-on-year increase reflected the significant cost reduction programs carried out in 2002, particularly in North & South America and Asia, combined with a release of employee-related provisions of $7 million.

Revenue in the global energy segment increased 15% year-on-year to $190 million demonstrating the renewed focus that SchlumbergerSema brings to the market by combining systems integration skills, network and infrastructure capabilities, and Schlumberger global reach and sector knowledge. The opportunities generated by this combination include the recent contract awards by PEMEX, Hafslund and HubCo.

Europe, Middle East and Africa

Revenue of $605 million declined 8% sequentially, but increased 14% year-on-year. The year-on-year revenue increase came mainly from the UK, France and the Mediterranean, and reflected the favorable impact of European currencies appreciating 9% overall against the US dollar; as well as significant new public sector contracts in the UK. The sequential revenue decline was mainly due to seasonality, a lackluster telecommunications environment and a one-time sale related to the development of a call center for the UK Department of Works & Pension (DWP) in the fourth quarter of 2002.

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.

Press Release (continued)

Pretax operating income of $13 million decreased 79% sequentially and 63% year-on-year. The sequential decline was mainly attributable to overcapacity in the IT services industry in France, and consequently, low daily rates which dropped by more than 15% during the quarter. Also contributing to the decline was a weak utilization ratio in Systems Integration projects, which were 2% to 3% lower than optimal, and the lower activity and profitability in the telecommunications industry in Germany and the Mediterranean.

North and South America

Revenue of $136 million increased 9% sequentially, but decreased 7% year-on-year mainly due to the weak IT spending environment, primarily in the telecommunications industry, as clients revise their budget outlays downwards and postpone decisions on major contracts.

Pretax operating income of $4 million increased $15 million from a loss of $11 million sequentially, and $21 million from a loss of $17 million in the same period last year. Despite revenue decreasing year-on-year, pretax operating income increased mainly due to extensive cost reduction programs carried out in North America throughout 2002, and the release of employee-related cost accruals.

Asia

Revenue of $53 million decreased 9% sequentially, but increased 4% year-on-year mainly due to increased activity on systems integration projects in Japan. The sequential decline was due to the traditional seasonality in the IT service industry coupled with the SARS effect starting to delay projects due to contingency plans and travel restrictions. The energy segment showed strong growth with year-on-year activity climbing 16%.

Pretax operating income of $11 million increased $14 million from the loss of $3 million sequentially, and $7 million from $4 million year-on-year. The sequential pretax operating income increase was primarily due to the release of employee-related cost accruals in the quarter. The year-on-year improvement was mainly due to the benefits of the cost cutting program implemented last year.

Highlights

•	Hafslund, one of Norway’s largest energy providers, signed a five-year, $10 million contract for SchlumbergerSema to develop and implement a customer support information and supplier change system.

•	Statoil ASA contracted SchlumbergerSema to provide its DeXa.Touch* IT service desk solution to support operations in Sweden, Denmark and Norway.

•	KMD selected SchlumbergerSema to provide customer care and billing solutions for Hovedstadens Natur Gas (HNG) and Naturgas MidtNordt, which hold two-thirds of the total natural gas market in Denmark.

•	HubCo, Germany’s first-ever natural gas trading hub, contracted SchlumbergerSema to provide its IT framework, including hardware, software and infrastructure hosting.

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.

Press Release (continued)

•	Kuwait Oil Company contracted SchlumbergerSema to develop an enterprise-wide, integrated information solution that includes GeoQuest software and services, an information lifecycle solution, and business and knowledge management consulting.

•	Dallas County, Texas, awarded a $40 million, five-year contract to SchlumbergerSema to provide comprehensive IT outsourcing support via the DeXa* Suite of Services.

Other

Revenue for Volume Products of $202 million decreased 22% sequentially, but improved 1% year-on-year. The year-on-year improvement was mainly due to a 7% growth in mobilecom cards principally in North America and Europe, offset by a decline in parking terminals due to the exceptional Euro currency retrofit program that extended into early 2002. The sequential decrease reflected the seasonal drop in mobilecom activity, following telecommunications operators’ traditional Christmas campaigns coupled with reduced activity in prepaid phone cards.

Revenue for NPTest of $59 million increased 20% sequentially and 3% year-on-year. The sequential increase reflected improvements in Test Systems sales, including renewed activity from its customer base and penetration into new customers in the US and Asia. NPTest book-to-bill remained above industry averages.

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About Schlumberger

Schlumberger is a global oilfield and information services company with major activity in the energy industry. The company employs 78,000 people of more than 140 nationalities working in 100 countries and consists of three business segments. Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry. SchlumbergerSema is a leading supplier of IT consulting, systems integration, and network and infrastructure services to the energy industry, as well as to the public sector, telecommunications and finance markets. WesternGeco, jointly owned with Baker-Hughes, is the world’s largest surface seismic company. In 2002, Schlumberger revenue was $13.5 billion. For more information, visit www.slb.com.

*	Mark of Schlumberger

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Contact:

Christian Lange	Kamilla Gam Nielsen
Director of Investor Relations	Investor Relations/Europe
+1 212 350 9432	voice: 33 1 4062 1330
lange@new-york.sl.slb.com	knielsen@paris.sl.slb.com

Supplemental information in the form of a question and answer document on this earnings release is available on the Schlumberger website at http://www.slb.com/ir.